Exhibit 99.1

For Immediate Release	Media Contact
Dick Parsons
(949) 234-1999
“Go Green…Eliminate Bottled Water”	dickparsons@seychelle.com

Seychelle and Innova Pure Water, Inc. Join Forces
To Capitalize on the Growing Worldwide Filtered Water Market!

SAN JUAN CAPISTRANO, Calif., July 7 /PRNewswire-FirstCall/ -- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV),  a worldwide leader in the development, manufacture and sale of proprietary water filtration systems for portable water filtration bottles today announced that it has entered into a Joint Venture Agreement with Innova Pure Water, Inc. to work together to expand their sales and marketing efforts in the growing worldwide filtered water market.

In a joint statement, Carl Palmer, President and CEO  of Seychelle and John “JT” Thatch, President and CEO of Innova said, “We are very pleased to be working together to sell exciting, new portable water filtration products at a time when consumers are becoming more and more concerned about the high cost and environmental concerns associated with bottled water.”

Seychelle and Innova will be in the forefront of portable water filtration. Our bottles and other portable water filtration products will provide consumers with hydration from any water source except salt water -- rivers, lakes, streams, ponds, fire trails, and of course, the tap!  Unlike bottled water, our portable water filtration bottles are truly GREEN products; they are inexpensive, won’t leach, don’t take up a lot of space, are easy to carry and use, lightweight, won’t pollute the countryside and are equal to or better in quality than bottled water.  They have been extensively tested by independent government laboratories to EPA/ANSI protocols and NSF Standards 42 and 53, and are in use all over the world!

A further benefit of the Joint Venture Agreement is that both companies own various patents pertaining to portable water filtration bottles, caps and filters; and have agreed that both Seychelle and Innova can use each other’s patents as well as jointly protect them.

Now, with Seychelle and Innova water filtration -- consumers can Go Green…Eliminate Bottled Water!

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, manufacture and sale of a proprietary filtration system for portable water bottles.  This water filtration system consists of Ionic Adsorption Micron Filtration units that remove up to 99.99 percent of the most harmful pollutants and contaminants found in fresh water.  Extensively tested by independent and government laboratories throughout the world using U.S. Environmental Protection Agency (EPA) and ANSI protocols, and NSF Standards 42 and 53; Seychelles’ advanced filtration systems make non-potable water drinkable from sources such as rivers, streams, lakes, ponds and creeks.  The Seychelle family of portable bottles -- in-line filters, water pitchers, pure water straws, and pumps -- provides great-tasting, pure drinking water for day-to-day, outdoor, camping, hiking, sports, travel and disaster-recovery use by consumers, governmental agencies, militaries, missionaries and relief organizations worldwide. For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors
Seychelle is a national, publicly traded company with 25,613,670 outstanding shares of common stock, including a float of approximately 5.3 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.

###